Exhibit 23.3

[LEE KEELING AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF LEE KEELING AND ASSOCIATES, INC.

As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-4 of Chesapeake Energy Corporation to be filed on or about March 22, 2004, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 16, 2004, entitled “Appraisal Oil and Gas Properties Interests Owned by Chesapeake Energy Corporation Selected Properties Constant Prices and Expenses Effective Date January 1, 2004.” We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

LEE KEELING AND ASSOCIATES, INC.

By:	/s/ Lee A. Keeling
Lee A. Keeling, President

Tulsa, Oklahoma
March 22, 2004